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INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Commercial Federal Corporation on Form S-4 of our report of Mid Continent Bancshares, Inc. dated November 12, 1996, (which contains an emphasis paragraph indicating that the Company changed its method of accounting for mortgage servicing rights for the year ended September 30, 1995 and changed its method of accounting for income taxes for the year ended September 30, 1994), and to the reference to us as it relates to Mid Continent Bancshares, Inc. under the heading "Experts" in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
-------------------------
    Deloitte & Touche LLP

Kansas City, Missouri
December 19, 1997